UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 2, 2008

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2008, we entered into a new Amended & Restated Development Agreement with DIRECTV, Inc., which amends and restates, our prior Development Agreement with DIRECTV. The new agreement extends the expiration date of our agreement with DIRECTV from February 15, 2010 to February 15, 2015, with DIRECTV having the right to extend further until February 15, 2018, subject to limited exceptions. Under the terms of our non-exclusive agreement, TiVo will develop a new version of the TiVo® service for DIRECTV’s broadband-enabled high definition DVR platform. As part of this new agreement, DIRECTV will pay a substantially higher monthly fee for households using the new high definition DIRECTV DVRs with TiVo than the fees for previously deployed DIRECTV DVRs with TiVo service. DIRECTV will continue to pay the current monthly fee for all households using only the previously deployed DIRECTV DVRs with TiVo service. The fees paid by DIRECTV are subject to monthly minimum payments that escalate during the term of the agreement starting in 2010 and those minimum payments are substantially higher than in the prior agreement. On an annual basis, we will continue to defer a portion of these fees as a non-refundable credit to fund mutually agreed development, with excess development work to be funded up-front by DIRECTV subject to limited future fee credits.

DIRECTV is also obligated to annual marketing commitments, including significant cross-channel promotion of the high definition DIRECTV DVR with TiVo service to be developed by TiVo. Further, the new agreement extends each party’s covenant not to assert its patents against the other party with respect to each company’s products and services deployed prior to the expiration of the agreement, subject to limited exceptions. In addition, going forward, DIRECTV is entitled to most favored customer terms as compared with other multi-channel video distributors in the United States to whom TiVo grants a license to distribute certain TiVo technology in the future. DIRECTV has the right to terminate the agreement in the event we are the subject of certain change of control transactions involving certain companies. We also have the right to terminate the agreement, including the patent covenant, if we are unable to deliver the product within a specified time period due to non-TiVo issues.

In addition, on September 2, 2008, we entered into a new Second Amended & Restated Services Agreement with DIRECTV, Inc., which amends and restates, our prior Amended & Restated Services Agreement with DIRECTV. Under this new agreement, we continue to have the right to sell advertising and audience research and measurement products in connection with DIRECTV DVRs with TiVo service deployed prior to the effective date of this new agreement, and such rights will extend to new high definition DIRECTV DVRs with TiVo service to be developed by TiVo.

The foregoing description of our new Amended & Restated Development Agreement with DIRECTV, Inc. and our new Second Amended & Restated Services Agreement with DIRECTV, Inc. is qualified in its entirety by reference to the provisions of those agreements that will be filed as exhibits with the Company’s Form 10-Q for the fiscal quarter ended October 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: September 2, 2008	By:	/s/ Matt Zinn
Matt Zinn
SVP, General Counsel, Secretary & Chief Privacy Officer